UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 4, 2010
(Date of Earliest Event Reported)

Dakota Growers Pasta Company, Inc.

(Exact name of registrant as specified in its charter)

North Dakota	000-50111	45-0423511
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation)

One Pasta Avenue
Carrington, North Dakota 58421
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (701) 652-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On May 4, 2010, Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota Growers”) issued and sold 1,699,249 shares of common stock, par value $0.01 per share (the “Top-Up Shares”), to Bluebird Acquisition Corporation, a North Dakota corporation (the “Purchaser”) and a wholly owned subsidiary of Agricore United Holdings, Inc., a Delaware corporation (“Agricore”) and a wholly owned subsidiary of Viterra Inc. (“Viterra”) in exchange for a promissory note in the principal amount of $31,062,271.72, reflecting a purchase price of $18.28 per Top-Up Share. The Top-Up Shares were sold pursuant to an option granted to the Purchaser under the Agreement and Plan of Merger, dated as of March 10, 2010, by and among the Purchaser, Agricore and Dakota Growers (the “Merger Agreement”). The offer and sale of the Top-Up Shares were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act. There were no underwriting discounts or commissions in connection with the sale.

Item 3.03. Material Modification to Rights of Security Holders.

As a result of the Merger (as defined below), each of the remaining Company Shares (as defined below) (other than (i) Company Shares owned, directly or indirectly, by Agricore, Purchaser or the Company, which were cancelled and ceased to exist, and (ii) Company Shares owned by the stockholders of Dakota Growers who perfect their dissenters’ rights under Section 10-19.1-88 of the North Dakota Business Corporation Act (the “North Dakota Act”)) were converted into the right to receive $18.28 per Common Share and $0.10 per Series D Share, in each case net in cash, without interest and less any required withholding taxes, which is the same amount per Company Share paid in the Offer.

Item 5.01. Changes in Control of Registrant.

On May 4, 2010, Viterra announced the successful completion of its tender offer (the “Offer”) to acquire (i) all outstanding shares of common stock of Dakota Growers, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement, dated as of April 26, 2002, between Dakota Growers and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the “Common Shares”), at a price of $18.28 per Common Share net to the seller in cash, and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share (“Series D Shares”) of Dakota Growers, at a price of $0.10 per Series D Share net to the seller in cash, in each case without interest and less any required withholding taxes. The Common Shares and the Series D Shares are collectively referred to herein as “Company Shares.”

The Offer was conducted by the Purchaser, Agricore and Viterra. The Purchaser acquired a total of 10,477,014 Common Shares and 9,463,881 Series D Shares pursuant to the Offer (representing approximately 88.6 % of the Common Shares and 83.6 % of the Series D Shares outstanding, respectively), resulting in a change in control of Dakota Growers.

Effective May 5, 2010, pursuant to the Merger Agreement, Agricore effected the merger of Purchaser with and into Dakota Growers (the “Merger”) as a “short-form merger” (i.e., without a vote or meeting of Dakota Growers’ remaining shareholders) under the North Dakota Act. As a result of the Merger, Dakota Growers became a wholly owned subsidiary of Agricore and Viterra. Dakota Growers intends to deregister under the Securities Exchange Act of 1934, as amended and will no longer make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.  On May 5, 2010, Viterra issued a press release announcing the Merger.  The press release is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 5, 2010, pursuant to the Merger Agreement, Kevin Barbero, Fred Page and Noel White became directors of Dakota Growers and John S. Dalrymple III, Allyn K. Hart, Roger A. Kenner, James F. Link, Eugene J. Nicholas, John D. Rice Jr., Richard Thompson, Michael T. Tokarz, Jeffrey O. Topp, Curtis R. Trulson and Michael E. Warner ceased to be directors of Dakota Growers.

The business address of each such person listed below is 2625 Victoria Avenue, Regina, Saskatchewan, Canada S4T 7T9.

Name of Director	Age	Current Principal Occupation or Employment; Material Positions held During the Past Five Years
Kevin Barbero	34

Mr. Barbero is currently the Director and Vice-President of Agricore and Purchaser. Mr. Barbero has served as Corporate Counsel to Viterra since June 2006. From May 2002 to June 2006, Mr. Barbero was a lawyer in the law firm of Robertson Stromberg Petersen LLP.

Fred Page	67

Mr. Page is currently the Director and President of Agricore and Purchaser. Mr. Page has served as Strategic Consultant to Viterra since 2000. From 1994 to 2000, Mr. Page was the Chief Operating Officer of ConAgra Global Trade Group.

Noel White	51

Mr. White is currently the Director and Secretary of Agricore and Purchaser. Mr. White became Viterra’s Director of U.S. Operations for Viterra Feed Products in December 2009. From April 2004 to December 2009, Mr. White was the General Manager of Hi Pro Feeds.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

Following the Merger, effective May 7, 2010 and May 5, 2010, respectively, the articles of incorporation and bylaws of Dakota Growers were amended and restated in their entirety. Copies of Dakota Growers’ articles of incorporation and bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

3.1	Amended and Restated Articles of Incorporation of Dakota Growers Pasta Company, Inc.

3.2	Bylaws of Dakota Growers Pasta Company, Inc.

99.1	Press Release issued by Viterra Inc. on May 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GROWERS PASTA COMPANY, INC.

	By:	/s/ Timothy J. Dodd
Timothy J. Dodd, President and
Chief Executive Officer

Dated: May 7, 2010

	By:	/s/ Edward O. Irion
Edward O. Irion
Chief Financial Officer

Dated: May 7, 2010

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation of Dakota Growers Pasta Company, Inc.

3.2	Bylaws of Dakota Growers Pasta Company, Inc.

99.1	Press Release issued by Viterra Inc. on May 5, 2010